Exhibit 99.16

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability)	(a joint stock company incorporated in the People’s Republic of China with limited liability)
(Stock code: 3323)	(Stock code: 1893)

JOINT ANNOUNCEMENT

UPDATE REGARDING MERGER OF CNBM AND SINOMA
APPROVAL BY THE CSRC

FULFILMENT OF ALL CONDITIONS TO THE MERGER
AGREEMENT AND IMPLEMENTATION OF THE MERGER

AND

APPOINTMENT OF AGENT FOR
ODD LOT ARRANGEMENT

in no particular order

Joint Financial Advisers to CNBM

Reference is made to (i) the joint announcement of China National Building Material Company Limited (“CNBM”) and China National Materials Company Limited (“Sinoma”) dated 8 September 2017; (ii) the merger document jointly issued by CNBM and Sinoma on 20 October 2017 (the “Merger Document”); (iii) the circular issued by CNBM on 20 October 2017 (the “Circular”); and (iv) the supplemental document jointly issued by CNBM and Sinoma on 17 November 2017 in relation to, amongst other things, the proposed merger by absorption between CNBM and Sinoma (the “Merger”). Unless the context requires otherwise, capitalised terms used in this joint announcement shall have the same meanings as defined in the Merger Document and the Circular.

APPROVAL BY THE CSRC

In respect of condition (4) to the Merger Agreement becoming effective, CNBM and Sinoma are pleased to announce that on 16 March 2018, they have received the “Approval in relation to issuance of overseas listed foreign shares by CNBM”(Zheng Jian Xu Ke [2018] 482)(“ 關 於 核 准 中 國 建 材 股 份 有 限 公 司 增 發 境 外 上 市外 資 股 的 批 復 ” 證 監 許 可 [2018]482 號 ) from the China Securities Regulatory Commission (the “CSRC”) regarding the Merger (the “Approval”). Pursuant to the Approval, amongst others, the issuance of 989,525,898 CNBM H Shares pursuant to the Merger has been approved by the CSRC.

FULFILMENT OF CONDITIONS TO THE MERGER AGREEMENT AND IMPLEMENTATION OF THE MERGER

As at the date of this joint announcement, all conditions to the Merger Agreement becoming effective and all conditions to the implementation of the Merger Agreement have been fulfilled. The parties may proceed to implement the Merger.

CNBM and Sinoma will proceed with the relevant procedures of the Merger in accordance with applicable laws, regulations and regulatory requirements and will publish announcements in respect of the timetable and the progress of the Merger in due course.

APPOINTMENT OF AGENT FOR ODD LOT ARRANGEMENT

As disclosed in the Merger Document and the Circular, CNBM H Shares may be issued in numbers which are less than a board lot of 2,000 CNBM H Shares to Sinoma Share- Exchange Shareholders exchanging Sinoma H Shares into CNBM H Shares according to the Exchange Ratio. In order to facilitate the trading of odd lots, CNBM and Sinoma have jointly appointed BOCI Securities Limited to stand in the market to match the sale and purchase of odd lots of CNBM H Shares on a best effort basis at prices which BOCI Securities Limited deems reasonable in accordance with the prevailing market condition during the term of such appointment. CNBM H Shareholders (including but not limited to Sinoma Share-Exchange Shareholders) who wish to acquire odd lots of CNBM H Shares to make up a full board lot (comprising 2,000 CNBM H Shares) or to dispose of their holding of odd lots of CNBM H Shares may contact BOCI Securities Limited at (852) 2718 9663 or at 18/F Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong during office hours in the aforesaid period. CNBM H Shareholders should note that the matching service is provided on a best effort basis and the successful matching of the sale and purchase of odd lots is not guaranteed. If CNBM H Shareholders are in any doubt as to the above arrangements, such shareholders should consult a licensed security dealer or other registered institution in securities, bank manager, solicitor, professional accountant or other professional advisers.

NOTICE TO U.S. HOLDERS OF CNBM SHARES AND SINOMA SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in the Merger Document and the Circular have been prepared in accordance with Hong Kong Financial Reporting Standards, International Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of CNBM and Sinoma is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares or Sinoma Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

By order of the board of	By order of the board of
China National Building Material Company Limited*	China National Materials Company Limited
Song Zhiping	Liu Zhijiang
Chairman	Chairman

Beijing, China
16 March 2018

As at the date of this joint announcement, CNBM’s Board comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Sinoma and Sinoma Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Sinoma) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, Sinoma’s Board comprises Mr. Liu Zhijiang and Mr. Peng Jianxin as executive directors, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang and Mr. Wang Fengting as non-executive directors, and Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin as independent non-executive directors. The Sinoma Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to CNBM and CNBM Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of CNBM) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

* For identification purposes only